Exhibit 24.2

POWER OF ATTORNEY

Each person whose signature appears below, as officers and directors of each of the co-registrants named below (or, in one case, the general partner of the co-registrant), hereby constitutes and appoints F.H. Merelli and Paul Korus, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of Brock Gas Systems & Equipment, Inc., Cimarex Energy Co. of Colorado, ConMag Energy Corporation, Hunter Gas Gathering, Inc., Key Production Company, Inc., Magnum Hunter Production, Inc., Oklahoma Gas Processing, Inc., PEC (Delaware), Inc., Pintail Energy, Inc., Prize Energy Resources, L.P. and Prize Operating Company, and any and all amendments (including post-effective amendments and additions to such Registration Statement that are filed pursuant to Rules 413 and 462 of the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ F.H. Merelli
F.H. Merelli	Chairman, President and Chief Executive Officer and Director	October 20, 2009

/s/ Paul Korus
Paul Korus	Vice President, Chief Financial Officer, Treasurer and Director	October 20, 2009

/s/ Stephen P. Bell
Stephen P. Bell	Senior Vice President — Business Development and Land and Director	October 20, 2009